Exhibit 3.1

SCHEDULE TO

ARTICLES OF AMENDMENT

OF

FUSION PHARMACEUTICALS INC.

(the “Corporation”)

1.	The Articles of the Corporation be amended as follows:

A.	Authorized and Issued Capital

(a)	to increase the authorized number of Class B Preferred Shares that the Corporation is authorized to issue to 86,486,463; and

(b)	to increase the authorized number of Class B Special Voting Shares that the Corporation is authorized to issue to 9,747,987;

with the result that upon the issuance of a Certificate of Amendment effecting the foregoing, the authorized capital of the Corporation shall consist of: (i) an unlimited number of Common Shares, issuable in series, of which an unlimited number are designated as Voting Common Shares and an unlimited number are designated as Non-Voting Common Shares; (ii) 62,918,661 Class A Preferred Shares; (iii) 20,000,000 Class A Special Voting Shares; (iv) 86,486,463 Class B Preferred Shares; and (v) 9,747,987 Class B Special Voting Shares.

SCHEDULE TO

ARTICLES OF AMENDMENT

OF

FUSION PHARMACEUTICALS INC.

(the “Corporation”)

1.	The Articles of the Corporation be amended as follows:

A.	Authorized and Issued Capital

(c)	to create 69,288,629 Class B Preferred Shares and 8,874,378 Class B Special Voting Shares;

(d)	to remove the rights, privileges, restrictions and conditions attaching to the Common Shares in the capital of the Corporation;

(e)	to remove the rights, privileges, restrictions and conditions attaching to the Class A Preferred Shares in the capital of the Corporation;

(f)	to remove the rights, privileges, restrictions and conditions attaching to the Class A Special Voting Shares in the capital of the Corporation; and

(g)

to provide that the rights, privileges, restrictions and conditions attaching to the Common Shares, the Voting Common Shares, the Non-Voting Common Shares, the Class A Preferred Shares, the Class A Special Voting Shares, Class B Preferred Shares and the Class B Special Voting Shares are as set out in Exhibit I;

with the result that upon the issuance of a Certificate of Amendment effecting the foregoing, the authorized capital of the Corporation shall consist of: (i) an unlimited number of Common Shares, issuable in series, of which an unlimited number are designated as Voting Common Shares and an unlimited number are designated as Non-Voting Common Shares; (ii) 62,918,661 Class A Preferred Shares; (iii) 20,000,000 Class A Special Voting Shares; (iv) 69,288,629 Class B Preferred Shares; and (v) 8,874,378 Class B Special Voting Shares.

EXHIBIT I

The total number of shares of all classes of shares that the Corporation shall have authority to issue is (i) an unlimited number of Common Shares (“Common Shares”), issuable in series, of which an unlimited number are designated as Voting Common Shares (“Voting Common Shares”) and an unlimited number are designated as Non-Voting Common Shares (“Non-Voting Common Shares”); (ii) 62,918,661 Class A Preferred Shares (the “Class A Preferred Shares”); (iii) 20,000,000 Class A Special Voting Shares (the “Class A Special Voting Shares”); (iv) 69,288,629 Class B Preferred Shares (the “Class B Preferred Shares” and, together with the Class A Preferred Shares, the “Preferred Shares”); and (v) 8,874,378 Class B Special Voting Shares (the “Class B Special Voting Shares” and together with the Class A Special Voting Shares, the “Special Voting Shares”, and together with the Preferred Shares and the Common Shares, the “Shares”).

The following is a statement of the rights privileges, restrictions and conditions of each class and series of shares in the capital of the Corporation.

A.	COMMON SHARES

1. General. The voting, dividend and liquidation rights of the holders of the Common Shares are subject to and qualified by the rights, privileges, restrictions and conditions of any class of shares in the capital of the Corporation designated to be senior to the Common Shares.

2. One or More Series. The Common Shares may be issued at any time or from time to time in one or more series. The first series of Common Shares shall be unlimited in number and shall be designated the “Voting Common Shares”. The second series of Common Shares shall be unlimited in number and shall be designated the “Non-Voting Common Shares”.

3. Ranking. The Common Shares of each series shall rank pari passu with the Common Shares of every other series with respect to dividends and return of capital in the event of the liquidation, dissolution or winding-up of the Corporation.

4. Voting.

4.1 Each holder of the Voting Common Shares is entitled to:

4.1.1 one vote for each Voting Common Share held at all meetings of shareholders;

4.1.2 receive notice of and to attend all meetings of shareholders of the Corporation, except meetings at which only the holders of a specified class of shares (other than the Common Shares) or a specified series of shares (other than the Voting Common Shares) are entitled to attend; and

4.1.3 vote on all matters submitted to a vote or consent of shareholders of the Corporation, except matters upon which only the holders of a specified class of shares (other than the Common Shares) or a specified series of shares are entitled to vote (other than the Voting Common Shares).

4.2 Except as otherwise provided in the Canada Business Corporations Act (the “Act”), the holders of Non-Voting Common Shares shall not be entitled to receive notice of, or to attend or to vote at, any meeting of the shareholders of the Corporation.

4.3 The holders of Common Shares, and the holders of each series of Common Shares, shall not be entitled to vote separately as a class or series upon, and are not entitled to dissent in respect of (to the extent permitted by law), any proposal to amend the Articles of the Corporation to: (a) increase or decrease any maximum number of authorized Common Shares, or increase any maximum number of authorized shares of a class or series having rights or privileges equal or superior to the Common Shares; or (b) create a new class or series of shares equal or superior to the Common Shares.

4.4 The holders of Non-Voting Common Shares shall not be entitled to vote separately as a series upon, and are not entitled to dissent in respect of (to the extent permitted by law), any proposal to amend the Articles of the Corporation to effect an exchange, reclassification or cancellation of the shares of such series.

5. Dividends. Subject to the rights of the holders of Preferred Shares pursuant to Section B.2, the holders of Common Shares are entitled, subject to the rights, privileges, restrictions and conditions attaching to any other class or series of shares in the capital of the Corporation (including those dividend rights of the Preferred Shares), to receive dividends if, as and when declared by the Board of Directors of the Corporation (the “Board”) on the Common Shares. Without limiting the generality of the foregoing, this Section 5 shall not be applicable in respect of any payments (regardless of the form, including to the extent that such payments are characterized as a dividend) which are made to shareholders of the Corporation in accordance with Section 5.4 of the Amended and Restated Investors’ Rights Agreement between, inter alios, the Corporation and its shareholders, dated as of the date hereof, as may be amended and restated from time to time (each such payment, a “Tax Distribution”).

6. Liquidation, Dissolution or Winding-up. The holders of the Common Shares are entitled to the rights set forth in Part B, Section 3.2 on a liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among its shareholders for the purpose of winding up affairs (“Liquidation Event”) or on a Deemed Liquidation Event (as defined below).

B.	PREFERRED SHARES

Unless otherwise indicated, references to “Sections” in this Part B of this Schedule refer to the Sections of Part B of this Schedule.

1. Ranking. The Preferred Shares of each class and series shall rank senior to the Special Voting Shares and Common Shares with respect to dividends and return of capital in the event of a Liquidation Event or a Deemed Liquidation Event.

2. Dividends.

2.1 The holders of the each class and series of Preferred Shares then outstanding, prior to and in preference to the holders of Common Shares and holders of any shares of any other class or series of shares in the capital of the Corporation ranking junior to the Preferred Shares, shall be entitled to receive, out of funds legally available therefor, if and when declared by the Board, for each Preferred Share, a non-cumulative dividend at the rate of 8% per annum of the Original Issue Price (the “Preferred Dividend”). The Corporation shall not declare, pay or set aside any dividends on any shares of any other class or series of shares in the capital of the Corporation ranking junior to the Preferred Shares (other than dividends on Common Shares payable in Common Shares in respect of which any adjustment to the Conversion Price required pursuant to Section 5.6 or 5.7 is made) unless (in addition to the obtaining of any consents required elsewhere in the Articles of the Corporation) the holders of the Preferred Shares then outstanding shall first receive, or simultaneously receive, the Preferred Dividend on each outstanding Preferred Share and a dividend on each outstanding Preferred Share in an amount at least equal to the product of (A) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Shares and (B) the number of Common Shares issuable upon conversion of a Preferred Share, in each case, as calculated on the record date for determination of holders entitled to receive such dividend; provided that, if the Corporation declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of shares in the capital of the Corporation (other than the Preferred Shares), the dividend payable to the holders of Preferred Shares pursuant to this Section 2.1 shall be calculated based upon the dividend on the class or series of shares in the capital of the Corporation that would result in the highest dividend on the Preferred Shares. The “Original Issue Price” shall mean (i) with respect to the Class A Preferred Shares, US$0.75 per share, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization; and (ii) with respect to the Class B Preferred Shares, US$1.5154 per share, subject to appropriate adjustment in the event of any share dividend, share split, combination or other similar recapitalization. Without limiting the generality of the foregoing, this Section 2 shall not be applicable in respect of any Tax Distributions.

3. Liquidation, Dissolution or Winding Up; Certain Amalgamations, Arrangements, Mergers and Asset Sales.

3.1 Preferential Payments to Holders of Preferred Shares. In the event of any Liquidation Event or Deemed Liquidation Event (as defined below), the holders of Preferred Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Special Voting Shares and Common Shares by reason of their ownership thereof, an amount per share equal to the applicable Original Issue Price, plus any dividends declared but unpaid thereon (with respect to each Preferred Share, the “Preferred Liquidation Amount”). If upon any such Liquidation Event or Deemed Liquidation Event, the assets of the Corporation available for distribution to its shareholders shall be insufficient to pay the holders of Preferred Shares the full amount to which they shall be entitled under this Section 3.1, the holders of Preferred Shares shall share rateably in any distribution of the assets available for distribution in proportion to the respective amounts that would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

3.2 Distribution of Remaining Assets. In the event of any Liquidation Event or Deemed Liquidation Event, after the payment of the Preferred Liquidation Amount with respect to all outstanding Preferred Shares and the SVS Redemption Price (as defined below) with respect to each Special Voting Share, the remaining assets of the Corporation available for distribution to its shareholders shall be distributed rateably among the holders of Common Shares and Preferred Shares (on an as if converted basis).

3.3 Deemed Liquidation Events.

3.3.1 Definition. Each of the following events shall be considered a “Deemed Liquidation Event” with respect to the Preferred Shares unless the holders of at least (i) two thirds of the votes attached to the then outstanding Preferred Shares and the then outstanding Special Voting Shares voting together as a single class (the “Preferred Supermajority”); and (ii) two thirds of the votes attached to the then outstanding Class B Preferred Shares and the then outstanding Class B Special Voting Shares voting together as a single class (the “Class B Preferred Supermajority”) elect otherwise by written notice sent to the Corporation at least 10 days prior to the effective date of any such event (in which case, such event shall not be considered a Deemed Liquidation Event with respect to the Preferred Shares):

(a) an amalgamation, arrangement, consolidation, merger, reorganization or similar transaction in which:

(i)	the Corporation is a constituent party; or

(ii)

a subsidiary of the Corporation is a constituent party and the Corporation issues shares in its capital pursuant to such amalgamation, arrangement, consolidation, merger, reorganization or similar transaction, except any such amalgamation, arrangement, consolidation, merger, reorganization or similar transaction involving the Corporation or a subsidiary in which the shares in the capital of the Corporation outstanding immediately prior to such amalgamation, arrangement, consolidation, merger, reorganization or similar transaction continue to represent, or are converted into or exchanged for shares that represent, immediately following such amalgamation, arrangement, consolidation, merger, reorganization or similar transaction, at least a majority, by voting power, of the shares in the capital of (1) the surviving or resulting corporation or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such amalgamation, arrangement, consolidation, merger, reorganization or similar transaction, the parent corporation of such surviving or resulting corporation; or

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by amalgamation, arrangement, consolidation, merger, reorganization or otherwise, in a single transaction or series of related transactions) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

3.3.2 Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event referred to in Section 3.3.1 unless the agreement or plan of arrangement for such transaction (the “Merger Agreement”) provides that the consideration payable to the shareholders of the Corporation shall be allocated among the holders of shares in the capital of the Corporation in accordance with Sections 3.1 and 3.2.

3.3.3 Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of shares in the capital of the Corporation upon any such amalgamation, arrangement, consolidation, merger, reorganization, sale, lease, transfer, exclusive license or other disposition referred to in this Section 3.3 shall be the cash and the fair market value of any property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity. The fair market value of such property, rights or securities shall be determined in good faith by the Board.

3.3.4 Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section 3.3.1, if any portion of the consideration payable to the shareholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall, subject to Section 3.3.2, provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of shares in the capital of the Corporation in accordance with Section 3.1 and 3.2 as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any Additional Consideration that becomes payable to the shareholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of shares in the capital of the Corporation in accordance with Section 3.1 and 3.2 after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 3.3.4, consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

4. Voting.

4.1 General. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of the shareholders in lieu of meeting), each holder of outstanding Preferred Shares shall be entitled to cast the number of votes equal to the number of whole Common Shares into which the Preferred Shares held by such holder are convertible as of the record date for determining shareholders entitled to vote on such matter. Except as provided in Section 4.3, pursuant to any unanimous shareholder agreement with respect to the Corporation then in force, or by law, holders of Preferred Shares shall vote, together with the holders of Common Shares and the holders of Special Voting Shares, as a single class. Subject to any unanimous shareholder agreement with respect to the Corporation then in force or Section 4.3, the holders of Preferred Shares shall not be entitled to vote separately as a class upon, and shall waive dissent rights in respect of (to the extent permitted by law), any proposal to amend the Articles of the Corporation to: (i) increase or decrease any maximum number of authorized class or series of Preferred Shares, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to any class or series of Preferred Shares; or (ii) create a new class of shares equal or superior to any class or series of Preferred Shares.

4.2 Election of Directors.

4.2.1 For as long as any Class A Preferred Shares or any Class A Special Voting Shares remain issued and outstanding, the holders of at least a majority of the votes attached to the then outstanding Class A Preferred Shares and the then outstanding Class A Special Voting Shares voting together as a single class (the “Class A Preferred Majority”) shall be entitled to elect up to three directors of the Corporation (each a “Class A Director”). At any meeting held for the purpose of electing one or more of the Class A Directors, the presence in person or by proxy of the Class A Preferred Majority shall constitute a quorum for the purpose of electing such Class A Director(s).

4.2.2 For as long as any Class B Preferred Shares or any Class B Special Voting Shares remain issued and outstanding, the holders of at least a majority of the votes attached to the then outstanding Class B Preferred Shares and the then outstanding Class B Special Voting Shares voting together as a single class (the “Class B Preferred Majority”) shall be entitled to elect up to three directors of the Corporation (each a “Class B Director”, and together with the Class A Directors, the “Preferred Directors”). At any meeting held for the purpose of electing one or more of the Class B Directors, the presence in person or by proxy of the Class B Preferred Majority shall constitute a quorum for the purpose of electing such Class B Director(s).

4.2.3 Subject to the rights, privileges, restrictions and conditions of any class or series of shares in the capital of the Corporation, the holders of record of a majority of the Common Shares and of every other class or series of voting shares (including the Preferred Shares and Special Voting Shares), voting together as a single class on an as-converted basis, shall be entitled to elect the remaining number of directors of the Corporation (the “Remaining Directors”).

4.2.4 A Preferred Director or Remaining Director elected as provided in the preceding subsections may be removed by, and only by, the affirmative vote of the number of holders entitled to elect such person, given either at a special meeting of such shareholders duly called for that purpose or by written resolution in lieu of a meeting duly provided in accordance with the Act. If the position of a Preferred Director or Remaining Director is or becomes vacant at any time, such position shall remain vacant until such time as such number of holders entitled to elect such person shall fill such directorship by vote at a meeting duly called for such purpose, or by written resolution in lieu of a meeting duly provided in accordance with the Act, and any such holder may call a meeting of the applicable holders of Shares for the purpose of filling the vacancy. No directorship may be filled by the shareholders of the Corporation other than by the shareholders of the Corporation that are entitled to elect a person to fill such directorship, voting exclusively and as a separate class. The entirety of this Section 4.2 shall be subject to any unanimous shareholder agreement with respect to the Corporation then in force.

4.3 Preferred Share Protective Provisions. For so long as any Preferred Shares or Special Voting Shares remain issued and outstanding, the Corporation shall not, either directly or indirectly by amendment of the Articles of the Corporation, amalgamation, arrangement, merger or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of the Corporation) the written consent or affirmative vote of the holders of at least a majority of the votes attached to the then outstanding Preferred Shares and the then outstanding Special Voting Shares voting together as a single class (the “Preferred Majority”) given in writing or by vote at a meeting, consenting or voting (as the case may be) together as a single class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect; provided that, notwithstanding the foregoing, an affirmative vote of the Preferred Supermajority is required to approve any actions described in Section 4.3.3);

4.3.1 issue any options (other than options or other convertible securities issued pursuant to the Corporation’s equity incentive plan then in effect (such plan, as the same may be amended, restated or replaced from time to time, the “Company Plan”)) or re-price any options;

4.3.2 issue any equity or equity-linked securities (other than equity or equity-linked securities that are junior to the Preferred Shares);

4.3.3 redeem or repurchase any equity or equity-linked securities, other than (i) redemptions or purchases at cost or for fair market value from employees and consultants in accordance with the Company Plan as a result of the termination of their employment or engagement with the Corporation or any of its subsidiaries, (ii) the exercise by the Corporation of contractual rights of first refusal over any such equity or equity-linked securities that has been approved by the Board (including the approval of a majority of the Preferred Directors then appointed) (the “Board Special Majority”); (iii) any exchange of Exchangeable Shares (as defined below) for Preferred Shares pursuant to the Exchange Agreement (as defined below); (iv) any redemption of Special Voting Shares in accordance with their terms; or (v) any redemption or repurchase of equity or equity-linked securities that has been approved by the Board Special Majority;

4.3.4 subject to Section 4.3.14, create, or authorize the creation of, or issue, or authorize the issuance of any debt for borrowed money, unless previously approved by a Board Special Majority;

4.3.5 effect or take any steps to effect a Liquidation Event or Deemed Liquidation Event;

4.3.6 acquire any business (whether by purchase of shares or assets) for consideration in excess of US$250,000, unless previously approved by a Board Special Majority;

4.3.7 make any change in accounting methods or policies (other than as required by applicable general accepted accounting principles that have been adopted by the Corporation), unless previously approved by a Board Special Majority;

4.3.8 make any change in the auditors of the Corporation or any of its subsidiaries;

4.3.9 pledge any assets of the Corporation or any of its subsidiaries other than in connection with capital leases or other financings that have been previously approved by the Preferred Majority, unless previously approved by a Board Special Majority;

4.3.10 amend the Articles of the Corporation in such manner that will adversely affect the rights, privileges, restrictions or conditions of the Preferred Shares or the Special Voting Shares;

4.3.11 amend the by-laws of the Corporation in such manner, or adopt new by-laws of the Corporation, in either case, that will adversely affect the rights, privileges, restrictions or conditions of the Preferred Shares or the Special Voting Shares;

4.3.12 amend the constating documents of Fusion Ireland (as defined below) in such manner that will adversely affect the rights, privileges, restrictions or conditions of the Exchangeable Shares;

4.3.13 sell or dispose of any assets of the Corporation or any of its subsidiaries with a fair market value in excess of US$250,000 in the aggregate, other than the disposal of equipment that is no longer required by the Corporation or any of its subsidiaries, unless previously approved by a Board Special Majority;

4.3.14 incur indebtedness in excess of US$100,000 in the aggregate, other than trade credit incurred in the ordinary course of business, unless previously approved by a Board Special Majority;

4.3.15 adopt any annual budget, operating budget or business plan of the Corporation or any of its subsidiaries, unless previously approved by a Board Special Majority;

4.3.16 make any change in the strategic direction or lines of business of the Corporation or any of its subsidiaries not specified in the applicable business plan approved by the Board and the Preferred Majority pursuant to Section 4.3.15;

4.3.17 create any subsidiaries, unless previously approved by a Board Special Majority;

4.3.18 make any investment in any other entity or venture, unless previously approved by a Board Special Majority;

4.3.19 commence or terminate the employment of any C-level employee, including the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Medical Officer or Head of Research and/or Development, of the Corporation or amend or revise the terms of any employment agreement with any such officer or employee, unless previously approved by a Board Special Majority;

4.3.20 increase or decrease the size of the Board;

4.3.21 agree to any action which may impair the Corporation’s or any of its subsidiaries’ ability to honour the rights and preferences of the Preferred Shares or the Exchangeable Shares and the Special Voting Shares, taken together, other than in respect of a Tax Distribution;

4.3.22 enter into any contract or agreement with any officer, director, shareholder or employee of the Corporation or any of its subsidiaries or any associate (as defined in the Act) or affiliate (as defined in the Act) of any such person, including for the sale or repurchase of any of the Corporation’s or any of its subsidiaries’ outstanding equity or equity-linked securities, other than (A) in accordance with Section 4.3.3 (B) any contract or agreement entered into with such person on an arms-length basis and approved by the Board (including the approval of at least a majority of disinterested Preferred Directors then appointed) or (C) pursuant to a Tax Distribution;

4.3.23 pay or declare any dividends or make any distributions on any Shares, other than pursuant to a Tax Distribution;

4.3.24 grant any exclusive rights to any intellectual property of the Corporation or any of its subsidiaries, unless previously approved by a Board Special Majority;

4.3.25 grant any exclusive distribution rights to any intellectual property, products or services of the Corporation or any of subsidiaries, unless previously approved by a Board Special Majority;

4.3.26 commit or agree to do any of the foregoing; or

4.3.27 cause any subsidiary of the Corporation to do, commit or agree or do any of the foregoing.

4.4 Class A Preferred Share Protective Provisions. For as long as any Class A Preferred Shares or Class A Special Voting Shares remain issued and outstanding, the Corporation shall not, either directly or indirectly by amendment of the Articles of the Corporation, amalgamation, arrangement, merger or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of the Corporation) the written consent or affirmative vote of the Class A Preferred Majority given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:amend the Articles or by-laws of the Corporation in such manner that will adversely affect the rights, privileges, restrictions or conditions of the Class A Preferred Shares or the Class A Special Voting Shares in a disproportionate manner to the other classes of Preferred Shares;

4.4.2 increase or decrease the number of authorized Class A Preferred Shares, or any class or series thereof; or

4.4.3 commit or agree to do any of the foregoing.

4.5 Class B Preferred Share Protective Provisions. For as long as any Class B Preferred Shares or Class B Special Voting Shares remain issued and outstanding, the Corporation shall not, either directly or indirectly by amendment of the Articles of the Corporation, amalgamation, arrangement, merger or otherwise, do any of the following without (in addition to any other vote required by law or the Articles of the Corporation) the written consent or affirmative vote of the Class B Preferred Majority given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class, and any such act or transaction entered into without such consent or vote shall be null and void ab initio, and of no force or effect:amend the Articles or by-laws of the Corporation in such manner that will adversely affect the rights, privileges, restrictions or conditions of the Class B Preferred Shares or the Class B Special Voting Shares in a disproportionate manner to the other classes of Preferred Shares;

4.5.2 increase or decrease the number of authorized Class B Preferred Shares, or any class or series thereof; or

4.5.3 commit or agree to do any of the foregoing.

5. Optional Conversion.

The holders of the Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

5.1 Right to Convert.

5.1.1 Conversion Ratio. Each Preferred Share shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and non-assessable Voting Common Shares as is determined by dividing the applicable Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” of the Preferred Shares shall initially be equal to the applicable Original Issue Price. Such initial Conversion Price, and the rate at which Preferred Shares may be converted into Voting Common Shares, shall be subject to adjustment as provided below.

5.1.2 Termination of Conversion Rights. In the event of a Liquidation Event or a Deemed Liquidation Event, the Conversion Rights shall terminate at the close of business on the last full day preceding the date fixed for the payment of any such amounts distributable on such event to the holders of Preferred Shares.

5.2 Fractional Shares. No fractional Voting Common Shares shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of a Voting Common Share as determined in good faith by the Board. Alternatively, at the option of the Corporation, the number of Voting Common Shares issued on conversion shall be rounded up to the nearest whole number. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of Preferred Shares the holder is at the time converting into Voting Common Shares and the aggregate number of Voting Common Shares issuable upon such conversion.

5.3 Mechanics of Conversion.

5.3.1 Notice of Conversion. In order for a holder of Preferred Shares to voluntarily convert Preferred Shares into Voting Common Shares, such holder shall surrender the certificate or certificates for such Preferred Shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate), at the office of the transfer agent for the Preferred Shares (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the Preferred Shares represented by such certificate or certificates and, if applicable, any event on which such conversion is contingent.

Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for Voting Common Shares to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his, her or its attorney duly authorized in writing. The close of business on the date of receipt by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) of such certificates (or lost certificate affidavit and agreement) and notice shall be the time of conversion (the “Conversion Time”), and the Voting Common Shares issuable upon conversion of the shares represented by such certificate shall be deemed to be outstanding of record as of such date. The Corporation shall, as soon as practicable after the Conversion Time, (i) issue and deliver to such holder of Preferred Shares, or to his, her or its nominees, a certificate or certificates for the number of full Voting Common Shares issuable upon such conversion in accordance with the provisions hereof and a certificate for the number (if any) of the Preferred Shares represented by the surrendered certificate that were not converted into Voting Common Shares, (ii) pay in cash such amount as provided in Section 5.2 in lieu of any fraction of a Voting Common Share that is otherwise issuable upon such conversion (if applicable), and (iii) pay all declared but unpaid dividends on the Preferred Shares converted.

5.3.2 Reservation of Shares. The Corporation shall at all times when the Preferred Shares shall be outstanding, reserve and keep available out of its authorized but unissued capital, for the purpose of effecting the conversion of the Preferred Shares, such number of its duly authorized Voting Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares; and if at any time the number of authorized but unissued Voting Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued Voting Common Shares to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to the Articles of the Corporation.

5.3.3 Effect of Conversion. All Preferred Shares that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the Conversion Time, except only the right of the holders thereof to receive Voting Common Shares in exchange therefor, to receive payment in lieu of any fraction of a share otherwise issuable upon such conversion as provided in Section 5.2 (if applicable) and to receive payment of any dividends declared but unpaid thereon. Any Preferred Shares so converted shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized number of Preferred Shares accordingly.

5.3.4 No Further Adjustment. Upon any such conversion, no adjustment to the Conversion Price shall be made for any declared but unpaid dividends on the Preferred Shares surrendered for conversion or on the Voting Common Shares delivered upon conversion.

5.3.5 Taxes. The Corporation shall pay any and all issue and other similar taxes that may be payable in respect of any issuance or delivery of Voting Common Shares upon conversion of Preferred Shares pursuant to this Section 5. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of Voting Common Shares in a name other than that in which the Preferred Shares so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

5.4 Adjustments to Conversion Price for Diluting Issues.

5.4.1 Special Definitions. For purposes of this Part B of this Schedule, the following definitions shall apply:

(a) “Class B Original Issue Date” shall mean the date on which the first Class B Preferred Share was issued.

(b) “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities.

(c) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options.

(d) “Additional Common Shares” shall mean all Common Shares issued (or, pursuant to Section 5.4.3, deemed to be issued) by the Corporation after the Class B Original Issue Date, other than (1) the following Common Shares and (2) Common Shares deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

(i)	Common Shares, Options or Convertible Securities issued as a dividend or distribution on Preferred Shares;

(ii)	Common Shares, Options or Convertible Securities issued by reason of a dividend, share split or other distribution on Common Shares that is covered by Section 5.5, 5.6, 5.7 or 5.8;

(iii)

Common Shares or Options issued to employees or directors of, or consultants or advisors to, the Corporation or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board Special Majority;

(iv)

Common Shares or Convertible Securities actually issued upon the exercise of Options or Common Shares actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

(v)

Common Shares, Options or Convertible Securities issued to banks, equipment lessors or other financial institutions, or to real property lessors, pursuant to a debt financing, equipment leasing or real property leasing transaction approved by the Board Special Majority;

(vi)

Common Shares, Options or Convertible Securities issued to suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by the Board Special Majority;

(vii)

Common Shares, Options or Convertible Securities issued pursuant to the acquisition of another corporation by the Corporation by amalgamation, arrangement, purchase of all or substantially all of the assets or shares or other reorganization or to a joint venture agreement, provided that such issuances are approved by the Board Special Majority; or

(viii)

Common Shares, Options or Convertible Securities issued in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by the Board Special Majority.

5.4.2 No Adjustment of Conversion Price. No adjustment in the Conversion Price of a class or series of Preferred Shares shall be made as a result of the issuance or deemed issuance of Additional Common Shares if the Corporation receives written notice from the holders of at least two-thirds of the votes attached to the then outstanding Preferred Shares of such class or series agreeing that no such adjustment shall be made to such Conversion Price as a result of the issuance or deemed issuance of such Additional Common Shares.

5.4.3 Deemed Issue of Additional Common Shares.

(a) If the Corporation at any time or from time to time after the Class B Original Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities that are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of Common Shares (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Common Shares issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(b) If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 5.4.4, are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of Common Shares issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 5.4.3(b) shall have the effect of increasing the Conversion Price to an amount that exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Common Shares (other than deemed issuances of Additional Common Shares as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(c) If the terms of any Option or Convertible Security (excluding Options or Convertible Securities that are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 5.4.4 (either because the consideration per share (determined pursuant to Section 5.4.5) of the Additional Common Shares subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Class B Original Issue Date), are revised after the Class B Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of Common Shares issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Common Shares subject thereto (determined in the manner provided in Section 5.4.3(a)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(d) Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) that resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 5.4.4, the Conversion Price shall be readjusted to the Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(e) If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 5.4.3 shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Sections 5.4.3(b) and (c)). If the number of Common Shares issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 5.4.3 at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

5.4.4 Adjustment of Conversion Price Upon Issuance of Additional Common Shares. In the event the Corporation shall at any time after the Class B Original Issue Date issue Additional Common Shares (including Additional Common Shares deemed to be issued pursuant to Section 5.4.3), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issue, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-tenth of a cent) determined in accordance with the following formula:

CP2 = CP1 * (A + B) ÷ (A + C).

For purposes of the foregoing formula, the following definitions shall apply:

(a) “CP2” shall mean the Conversion Price in effect immediately after such issue of Additional Common Shares;

(b) “CP1” shall mean the Conversion Price in effect immediately prior to such issue of Additional Common Shares;

(c) “A” shall mean the number of Common Shares outstanding immediately prior to such issue of Additional Common Shares (treating for this purpose as outstanding all Common Shares issuable upon exercise of Options outstanding immediately prior to such issue or upon conversion or exchange of Convertible Securities (including the Preferred Shares) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);

(d) “B” shall mean the number of Common Shares that would have been issued if such Additional Common Shares had been issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Corporation in respect of such issue by CP1); and

(e) “C” shall mean the number of such Additional Common Shares issued in such transaction.

5.4.5 Determination of Consideration. For purposes of this Section 5.4, the consideration received by the Corporation for the issue of any Additional Common Shares shall be computed as follows:

(a) Cash and Property: Such consideration shall:

(i)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest;

(ii)	insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board; and

(iii)

in the event Additional Common Shares are issued together with other shares or securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board.

(b) Options and Convertible Securities. The consideration per share received by the Corporation for Additional Common Shares deemed to have been issued pursuant to Section 5.4.3, relating to Options and Convertible Securities, shall be determined by dividing:

(i)

the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)

the maximum number of Common Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

5.4.6 Multiple Closing Dates. In the event the Corporation shall issue on more than one date Additional Common Shares that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 5.4.4 then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

5.5 Adjustment for Share Splits and Share Consolidations. If the Corporation shall at any time or from time to time after the Class B Original Issue Date effect a subdivision of the outstanding Common Shares, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased so that the number of Voting Common Shares issuable on conversion of each Preferred Share shall be increased in proportion to such increase in the aggregate number of Common Shares outstanding. If the Corporation shall at any time or from time to time after the Class B Original Issue Date combine the outstanding Common Shares, the Conversion Price in effect immediately before the combination shall be proportionately increased so that the number of Voting Common Shares issuable on conversion of each Preferred Share shall be decreased in proportion to such decrease in the aggregate number of Common Shares outstanding. Any adjustment under this Section 5.5 shall become effective at the close of business on the date the subdivision or combination becomes effective.

5.6 Adjustment for Certain Dividends and Distributions. In the event the Corporation at any time or from time to time after the Class B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable on the Common Shares in additional Common Shares, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

(1) the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(2) the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution.

Notwithstanding the foregoing, (a) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5.6 as of the time of actual payment of such dividends or distributions; and (b) that no such adjustment shall be made if the holders of the Preferred Shares simultaneously receive a dividend or other distribution of Voting Common Shares in a number equal to the number of Voting Common Shares as they would have received if all outstanding Preferred Shares had been converted into Voting Common Shares on the date of such event.

5.7 Adjustments for Other Dividends and Distributions. In the event the Corporation at any time or from time to time after the Class B Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Shares entitled to receive, a dividend or other distribution payable in securities of the Corporation (other than a distribution of Common Shares in respect of outstanding Common Shares) or in other property and the provisions of Sections 1 and 5.6 do not apply to such dividend or distribution, then and in each such event the holders of Preferred Shares shall receive, simultaneously with the distribution to the holders of Common Shares, a dividend or other distribution of such securities or other property in an amount equal to the amount of such securities or other property as they would have received if all outstanding Preferred Shares had been converted into Voting Common Shares on the date of such event.

5.8 Adjustment for Amalgamation, Arrangement, Merger or Reorganization, etc. If there shall occur any amalgamation, arrangement, consolidation, merger, recapitalization, reclassification or reorganization involving the Corporation in which the Common Shares (but not the Preferred Shares) are converted into or exchanged for securities, cash or other property (other than a transaction covered by Sections 5.4, 5.6 or 5.7), then, following any such amalgamation, arrangement, consolidation, merger, recapitalization, reclassification or reorganization, each Preferred Share shall thereafter be convertible in lieu of the Voting Common Shares into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of Voting Common Shares issuable upon conversion of one Preferred Share immediately prior to such amalgamation, arrangement, consolidation, merger, recapitalization, reclassification or reorganization would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 5.8 with respect to the rights and interests thereafter of the holders of the Preferred Shares, to the end that the provisions set forth in this Section 5.8 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of the Preferred Shares.

5.9 Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Article 5, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than 10 days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of the Preferred Shares a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Preferred Shares are convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of the Preferred Shares (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Conversion Price then in effect, and (ii) the applicable number of Voting Common Shares and the amount, if any, of other securities, cash or property that then would be received upon the conversion of the Preferred Shares.

5.10 Notice of Record Date. In the event:

(a) the Corporation shall take a record of the holders of its Common Shares (or other shares or securities at the time issuable upon conversion of the Preferred Shares) for the purpose of entitling or enabling them to receive any dividend or other distribution, or to receive any right to subscribe for or purchase any shares in the capital of the Corporation of any class or series or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Shares; or

(c) of any Liquidation Event or Deemed Liquidation Event,

then, and in each such case, the Corporation will send or cause to be sent to the holders of the Preferred Shares a notice specifying, as the case may be, (i) the record date for such dividend, distribution or right, and the amount and character of such dividend, distribution or right, or (ii) the effective date on which such reorganization, reclassification, Liquidation Event or Deemed Liquidation Event is proposed to take place, and the time, if any is to be fixed, as of which the holders of record of Common Shares (or such other shares in the capital of the Corporation or securities at the time issuable upon the conversion of the Preferred Shares) shall be entitled to exchange their Common Shares (or such other shares in the capital of the Corporation or securities) for securities or other property deliverable upon such reorganization, reclassification, Liquidation Event or Deemed Liquidation Event, and the amount per share and character of such exchange applicable to the Preferred Shares and the Common Shares. Such notice shall be sent at least 14 days prior to the record date or effective date for the event specified in such notice.

6. Mandatory Conversion.

6.1 Trigger Events. Upon (a) the closing of the sale of Common Shares to the public in a firm-commitment underwritten public offering for the account of the Corporation pursuant to an effective registration statement under the Securities Act of 1933, as amended, or a qualified prospectus filed with Canadian securities regulatory authorities underwritten by a nationally recognized underwriter satisfactory to the Preferred Majority resulting in proceeds to the Corporation (net of underwriting discounts and commissions, if any) of at least US$75,000,000 at a price per share of at least one and a quarter (1.25) times the Original Issue Price of the Class B Preferred Shares (subject to appropriate adjustment in the event of a share dividend, share split, combination or other similar recapitalization) (a “Qualified Public Offering”) or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the Preferred Supermajority and the Class B Preferred Supermajority, each voting as a separate class (the time immediately prior to such closing of a Qualified Public Offering or the date and time specified or the time of the event specified in such vote or written consent is referred to herein as the “Mandatory Conversion Time”), (i) all outstanding Preferred Shares shall automatically be converted into Voting Common Shares, at the then effective conversion rate; and (ii) such shares may not be reissued by the Corporation. Upon the date and time, or the occurrence of an event, specified by vote or written consent of the Preferred Supermajority, which consent also provides for the automatic exchange of the Exchangeable Shares for Preferred Shares and the redemption of the Special Voting Shares, (i) all outstanding Preferred Shares shall automatically be converted into Voting Common Shares, at the then effective conversion rate; and (ii) such shares may not be reissued by the Corporation.

6.2 Procedural Requirements. All holders of record of the Preferred Shares shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all Preferred Shares pursuant to this Section 6. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of Preferred Shares shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Shares converted pursuant to Section 6.1, including the rights, if any, to receive notices and vote (other than as a holder of Voting Common Shares), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender the certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 6.2. As soon as practicable after the Mandatory Conversion Time and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Shares, the Corporation shall issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full Voting Common Shares issuable on such conversion in accordance with the provisions hereof, together with cash as provided in Section 5.2 in lieu of any fraction of a Voting Common Share otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the Preferred Shares converted. Such converted Preferred Shares shall be retired and cancelled and may not be reissued, and the Corporation may thereafter take such appropriate action as may be necessary to reduce the authorized number of Preferred Shares accordingly.

7. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Shares set forth herein may be waived on behalf of all holders of Preferred Shares by the affirmative written consent or vote of the Preferred Supermajority. Notwithstanding the foregoing, in a circumstance where the rights, powers, preferences and other terms of the Preferred Shares set forth herein are to be waived or amended only as it relates to a particular class or series of Preferred Shares and not to all Preferred Shares (including, without limitation, for the avoidance of doubt, the waiver or amendment of any provision herein requiring a separate vote of a particular class or series of Preferred Shares or of a director elected or designated by a particular class or series of Preferred Shares), such rights, powers, preferences or other terms may only be waived or amended by the affirmative written consent or vote of the holders of such class or series of Preferred Shares holding in aggregate, at the time of reference a majority of the votes attached to such class or series of the Preferred Shares.

8. Notices. Any notice required or permitted by the provisions of this Schedule to be given to a holder of Preferred Shares shall be given in the manner set out in the By-Laws of the Corporation.

C.	SPECIAL VOTING SHARES

Unless otherwise indicated, references to “Sections” in this Part C of this Schedule refer to the Sections of Part C of this Schedule.

1. Ranking. The Special Voting Shares of each class and series shall rank senior to the Common Shares with respect to return of capital in the event of a Liquidation Event or a Deemed Liquidation Event. The Special Voting Shares shall rank junior to the Preferred Shares with respect to return of capital in the event of a Liquidation Event or a Deemed Liquidation Event.

2. No Dividends. The Special Voting Shares shall not be entitled to any dividends.

3. Voting.

3.1 General. On any matter presented to the shareholders of the Corporation for their action or consideration at any meeting of shareholders of the Corporation (or by written consent of the shareholders in lieu of meeting), each holder of outstanding Special Voting Shares shall be entitled to cast the number of votes equal to the number of votes such holder would have been entitled if all such holder’s Class A Exchangeable Shares in the capital of Fusion Pharmaceuticals (Ireland) Limited, a corporation existing under the laws of the Republic of Ireland (“Fusion Ireland” and such shares, the “Class A Exchangeable Shares”) and Class B Exchangeable Shares in the capital of Fusion Ireland (the “Class B Exchangeable Shares” and together with the Class A Exchangeable Shares, the “Exchangeable Shares”), were exchanged for Class A Preferred Shares and Class B Preferred Shares, as applicable, pursuant to that certain Amended and Restated Share Exchange and Voting Agreement between the Corporation, Fusion Ireland and certain holders of Exchangeable Shares dated on or about the date hereof (such as agreement, as the same may be amended or restated, the “Exchange Agreement”) as of the record date for determining shareholders entitled to vote on such matter, provided that all voting rights of the Special Voting Shares shall terminate and such Special Voting Shares shall be redeemed when there are no Exchangeable Shares outstanding which are not owned by the Corporation or any entity that directly or indirectly, through one or more intermediaries, has voting control of, has its voting controlled by, or is under common control with the Corporation. Except as provided in Section B.4.3 or the other provisions of the Articles of the Corporation, pursuant to any unanimous shareholder agreement with respect to the Corporation then in force, or by law, holders of Special Voting Shares shall vote, together with the holders of Common Shares and the holders of Preferred Shares, as a single class. Subject to any unanimous shareholder agreement with respect to the Corporation then in force or Section B.4.3 of Part B, the holders of Special Voting Shares shall not be entitled to vote separately as a class upon, and shall waive dissent rights in respect of (to the extent permitted by law), any proposal to amend the Articles of the Corporation to: (i) increase or decrease any maximum number of authorized Special Voting Shares, or increase any maximum number of authorized shares of a class having rights or privileges equal or superior to any class or series of Special Voting Shares; or (ii) create a new class of shares equal or superior to any class or series of Special Voting Shares.

4. Redemption of Special Voting Shares.

4.1 Right of the Corporation.

4.1.1 The Corporation shall be entitled to and shall, upon the issuance by the Corporation of Class A Preferred Shares that are issuable for Class A Exchangeable Shares held by a holder of Class A Exchangeable Shares pursuant to the Exchange Agreement (the date of such redemption or exchange being the “SVS Automatic Redemption Date”), redeem one Class A Special Voting Share from the holdings of the holder of such corresponding Class A Exchangeable Shares for each such corresponding Class A Exchangeable Share exchanged by the holder for Class A Preferred Shares for an amount equal to US$0.000001 per share (the “SVS Redemption Price”) as set forth below.

4.1.2 The Corporation shall be entitled to and shall, upon the issuance by the Corporation of Class B Preferred Shares that are issuable for Class B Exchangeable Shares held by a holder of Class B Exchangeable Shares pursuant to the Exchange Agreement (the date of such redemption or exchange being the SVS Automatic Redemption Date), redeem one Class B Special Voting Share from the holdings of the holder of such corresponding Class B Exchangeable Shares for each such corresponding Class B Exchangeable Share exchanged by the holder for Class B Preferred Shares for an amount equal to the SVS Redemption Price as set forth below.

4.2 Procedural Requirements.

4.2.1 In any case of a redemption of Special Voting Shares pursuant to Section 4.1, the Corporation shall give notice in writing of the automatic redemption of such Special Voting Shares to the applicable holder thereof (the “SVS Redemption Notice”). The notice shall set out the total SVS Redemption Price for the shares redeemed and the manner and the place for such Special Voting Shares to be redeemed.

4.2.2 On or after the SVS Automatic Redemption Date and in any event within 15 days of receipt of the SVS Redemption Notice, each holder of Special Voting Shares redeemed shall surrender the certificate(s) representing such Special Voting Shares to the Corporation, in the manner and at the place designated by the Corporation, and thereupon the SVS Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. If less than all of the shares represented by such certificate are redeemed, then the Corporation shall promptly issue a new certificate representing the unredeemed Special Voting Shares.

4.2.3 On or after the SVS Automatic Redemption Date, the Corporation may, at its option, deposit with a bank or trust corporation, a sum equal to the aggregate redemption price for all Special Voting Shares redeemed, with irrevocable instruction and authority to the bank or trust corporation to pay, on or after the SVS Automatic Redemption Date, the SVS Redemption Price to the applicable holder(s) of Special Voting Shares upon the surrender of their share certificate(s). The deposit shall constitute full payment to the applicable holder(s) of Special Voting Shares and the applicable holder(s) of Special Voting Shares will be entitled to receive from the bank or trust corporation payment of the SVS Redemption Price, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of six months from the SVS Automatic Redemption Date shall be released or repaid to the Corporation, after which time the applicable holder(s) of Special Voting Shares redeemed who has/have not claimed such funds shall be entitled to receive payment of the SVS Redemption Price only from the Corporation.

4.2.4 From and after the SVS Automatic Redemption Date, the Special Voting Shares redeemed shall cease to be outstanding and the applicable holder(s) of Special Voting Shares redeemed as set forth above shall cease to be entitled to exercise any of the rights of a shareholder in respect thereof, other than the payment of the SVS Redemption Price in respect of the Special Voting Shares redeemed.

5. Restrictions on Transfer of Special Voting Shares. Outstanding Special Voting Shares may not be sold, pledged or otherwise transferred in any manner other than to the Corporation or as permitted pursuant to the Exchange Agreement.

6. Waiver. Any of the rights, powers, preferences and other terms of the Special Voting Shares set forth herein may be waived on behalf of all holders of Special Voting Shares by the affirmative written consent or vote of the holders of at least two thirds of the votes attached to the Special Voting Shares voting together as a single class. Notwithstanding the foregoing, in a circumstance where the rights, powers, preferences and other terms of the Special Voting Shares set forth herein are to be waived or amended only as it relates to a particular class or series of Special Voting Shares and not to all Special Voting Shares (including, without limitation, for the avoidance of doubt, the waiver or amendment of any provision herein requiring a separate vote of a particular class or series of Special Voting Shares or of a director elected or designated by a particular class or series of Special Voting Shares), such rights, powers, preferences or other terms may only be waived or amended by the affirmative written consent or vote of the holders of such class or series of Special Voting Shares holding in aggregate, at the time of reference a majority of the votes attached to such class or series of the Special Voting Shares.